Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES NAMES PRESIDENT AND CHIEF OPERATING OFFICER

Dr. Marc Lanser, Company Founder and Chief Scientific Officer,

Assumes Responsibilities of President and Chief Operating Officer

October 8, 2003 Boston, MA — Boston Life Sciences, Inc (NASDAQ: BLSI) announced that Dr. Marc Lanser, founder of the Company and currently Executive Vice President, Chief Scientific Officer as well as a member of the Board, was requested by the Board to assume the responsibilities of President and Chief Operating Officer.

Dr. Lanser, the founder of the Company in 1992, and responsible for the selection and acquisition of the Company’s technology from Harvard Medical School and its affiliated hospitals, was a member of the full-time academic faculty at Harvard Medical School, where he directed a NIH funded research project in immunology and received a NIH Research Career Development Award. Dr. Lanser has published more than 30 scientific articles in his field in peer reviewed journals.

Dr. Lanser commented, “I am pleased to accept these responsibilities for the continued advancement of a group of prospective products whose ultimate potential value has always excited my enthusiasm. The Company remains committed to seek the earliest possible FDA approval for Altropane, our Parkinson’s diagnostic. The Company is continuing its discussions with the FDA on the Special Protocol Assessment (SPA) for Altropane. Our preclinical programs for Inosine and Troponin will be reinvigorated and actively pursued with the goal of advancing them to the clinic as soon as possible.”

The Company further detailed that a search committee, chaired by Board member Stephen Peck, has been formed to review and search for candidates for the permanent position of Chief Executive Officer. The search will stress senior industry experience with thorough knowledge of advanced drug development and regulatory interaction.

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATECTM radioimaging agents for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as operating results and financial position, the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the level of operating expenses incurred, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

Corporate
Marc Lanser
President & Chief Operating Officer
Boston Life Sciences, Inc.
617.425.0200
Email: mlanser@bostonlifesciences.com

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